Forum Energy Technologies Provides
Fourth Quarter 2021 Operational Update and Announces Timing of Earnings Conference Call
HOUSTON, TEXAS, February 7, 2022 - Forum Energy Technologies, Inc. (NYSE: FET) today announced that fourth quarter 2021 operating results are expected to be below previously provided guidance levels. Results in the fourth quarter were negatively affected by further supply chain disruptions, which caused both revenue to be deferred and costs to increase. In addition, the company incurred excess logistics and freight costs in an effort to mitigate these supply chain disruptions. Also, medical benefit costs were higher than expected in the fourth quarter due to the direct and indirect effects of the COVID pandemic.
As a result of these factors, revenue and adjusted EBITDA for the fourth quarter of 2021 are now expected to be approximately $148 million and $4 million, respectively.
On a full year basis, 2021 revenue of $541 million and adjusted EBITDA of $20 million are expected to exceed prior year revenue by $29 million and adjusted EBITDA by $40 million, respectively.
Cris Gaut, FET’s Chairman and Chief Executive Officer, commented, “While the ongoing business impact from supply chain disruptions and increased expediting costs are disappointing, we remain pleased with our overall full-year 2021 performance. The team’s hard work to increase our revenue and meaningfully improve profitability over 2020 are commendable. Our bookings of new orders continue to be strong and our fourth quarter book to bill ratio of approximately 1.1x builds upon our already meaningful backlog, setting up continued revenue expansion over the course of 2022.”
“We expect fourth quarter free cash flow of approximately negative $8 million to be better than our previous guidance, despite lower profitability. In addition, we executed several noteworthy strategic moves during the fourth quarter that are not included in the free cash flow calculation, including the collection of a long-term receivable for $11 million in cash. We also repurchased 56 thousand shares of FET common stock for $1.1 million pursuant to our Board authorized stock repurchase plan. In addition, we utilized $4 million in cash for two tuck-in acquisitions of complementary businesses. Overall, net debt increased by $3 million in the quarter. We will share more details on these actions and our 2022 outlook on our earnings call.”

Due to the preliminary nature of this guidance, a reconciliation to net income and cash flow from operations is not currently available. A full reconciliation will be provided with Forum’s fourth quarter and full year 2021 earnings release.
Fourth Quarter and Full Year 2021 Earnings Conference Call
FET will host its fourth quarter and full year 2021 earnings conference call at 10:00 AM CST on Tuesday, March 1, 2022. Forum will issue a press release regarding its fourth quarter and full year 2021 earnings prior to the conference call.
To participate in the earnings conference call, please call 855-757-8876 within North America, or 631-485-4851 outside of North America. The access code is 3080304. The call will also be broadcast through the Investor Relations link on Forum’s website at www.f-e-t.com. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. A replay of the call will be available for two weeks after the call and may be accessed by dialing 855-859-2056 within North America, or 404-537-3406 outside of North America. The access code is 3080304.

FET (Forum Energy Technologies) is a global company, serving the oil, natural gas, industrial and renewable energy industries. FET provides value added solutions that increase the safety and efficiency of energy exploration and production. We are an environmentally and socially responsible company headquartered in Houston, TX with manufacturing, distribution, and service facilities strategically located throughout the world. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the severity and duration of the COVID-19 pandemic and related repercussions resulting from the negative impact on demand for oil and natural gas, the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.